Exhibit 99.1

Eversource Energy Reports Second Quarter 2024 Results

HARTFORD, Conn. and BOSTON, Mass. (July 31, 2024) – Eversource Energy (NYSE: ES) today reported GAAP earnings of $335.3 million, or $0.95 per share, for the second quarter of 2024, compared with earnings of $15.4 million, or $0.04 per share, for the second quarter of 2023. For the first half of 2024, Eversource Energy reported GAAP earnings of $857.2 million, or $2.43 per share, compared with earnings of $506.6 million, or $1.45 per share, for the first half of 2023.

Results in 2023 include after-tax charges of $337.2 million, or $0.96 per share in the second quarter of 2023, and $337.7 million, or $0.96 per share, in the first half of 2023, primarily related to an impairment of Eversource Energy’s offshore wind investment. Excluding these charges, Eversource Energy earned $352.6 million1, or $1.00 per share1, in the second quarter of 2023 and $844.3 million1, or $2.41 per share1, in the first half of 2023.

The company reaffirms its 2024 non-GAAP earnings projection of between $4.50 per share and $4.67 per share. It also reaffirms its long-term earnings per share growth rate within the range of 5 to 7 percent from a 2023 base of $4.34 per share1.

“Eversource once again delivered solid financial results for the second quarter and top-tier service reliability and storm response for customers, while positioning our company well for the future of clean energy,” said Joe Nolan, Eversource Energy Chairman, President and Chief Executive Officer. “We commissioned our first-in-the-nation networked geothermal pilot project and the first round of our Cape Cod Solution transmission project, which will bolster reliability while enabling the interconnection of more renewable energy. We look forward to continuing to advance our Electric Sector Modernization Plan in Massachusetts, and to working with Connecticut and New Hampshire to enable and encourage a low-carbon future.”

“We are very pleased to have closed on the sale of the Sunrise Wind Project to Ørsted and that we expect to close the sale of the Revolution and South Fork Wind Projects to Global Infrastructure Partners later this quarter. Closing these transactions delivers on our commitment to exit the offshore wind business and focus our resources on regulated growth opportunities to meet customer demand.”

Electric Transmission

Eversource Energy’s transmission segment earned $189.0 million in the second quarter of 2024 and $365.7 million in the first half of 2024, compared with earnings of $161.0 million in the second quarter of 2023 and $316.1 million in the first half of 2023. Transmission segment results improved in both periods due primarily to a higher level of investment in Eversource’s electric transmission system, as well as the impact from the annual rate reconciliation filing.

Electric Distribution

Eversource Energy’s electric distribution segment earned $149.7 million in the second quarter of 2024 and $317.9 million in the first half of 2024, compared with earnings of $165.5 million in the second quarter of 2023 and $331.0 million in the first half of 2023. Lower results in both periods were due primarily to higher non-tracked operations and maintenance expense (O&M) driven by higher storm restoration costs of $16.2 million pre-tax ($12.2 million after tax), the absence of the prior year benefit related to a favorable regulatory decision in New Hampshire, as well as higher interest, depreciation and property tax expense, partially offset by higher revenues from the January 1, 2024 base distribution rate increase for Eversource's Massachusetts electric business and from continued investments in our distribution system.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $27.1 million in the second quarter of 2024 and $217.6 million in the first half of 2024, compared with earnings of $11.7 million in the second quarter of 2023 and $181.9 million in the first half of 2023. Improved results in both periods were due primarily to higher revenues associated with investments in our natural gas infrastructure and a base distribution rate increase at NSTAR Gas, as well as lower non-tracked O&M, partially offset by higher depreciation and interest expense.

Water Distribution

Eversource Energy’s water distribution segment earned $8.0 million in the second quarter of 2024 and $13.4 million in the first half of 2024, compared with earnings of $9.3 million in the second quarter of 2023 and $10.8 million in the first half of 2023. Lower earnings in the second quarter were due primarily to higher non-tracked O&M and interest expense. Higher earnings in the first half were due primarily to lower depreciation and higher revenues from our two water company acquisitions in the prior year, partially offset by higher interest and non-tracked O&M.

Eversource Parent and Other Companies

Eversource Energy parent and other companies, excluding the charges noted above, had a loss of $38.5 million in the second quarter of 2024 and $57.4 million in the first half of 2024, compared with earnings of $5.1 million1 in the second quarter of 2023 and $4.5 million1 in the first half of 2023. Lower results in both periods were primarily the result of higher interest expense.

Eversource Energy Consolidated Earnings

The following table reconciles consolidated GAAP earnings per share for the second quarter and first half of 2024 and 2023:

		Second Quarter	First Half
2023	Reported GAAP EPS	$0.04	$1.45
	Higher electric transmission segment earnings in 2024	0.08	0.14
	At the electric distribution segment, higher non-tracked O&M, the absence of a regulatory benefit in New Hampshire, as well as higher interest, depreciation expense and share dilution, partially offset by higher revenues	(0.05)	(0.05)
	At the natural gas distribution segment, higher revenues and lower non-tracked O&M, partially offset by higher depreciation, interest and share dilution	0.05	0.09
	At the water distribution segment, higher interest and non-tracked O&M, partially offset by adjustments related to the Connecticut rate case	(0.01)	0.01
	At parent and other companies, higher interest	(0.12)	(0.17)
	Absence of prior year impairment of offshore wind investment, and other prior year charges	0.96	0.96
2024	Reported GAAP EPS	$0.95	$2.43

Financial results for the second quarter and first half of 2024 and 2023 for Eversource Energy’s business segments and parent and other companies are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2024	June 30, 2023	Increase/ (Decrease)	2024 EPS	2023 EPS [1]
Electric Transmission	$189.0	$161.0	$28.0	$0.54	$0.46
Electric Distribution	149.7	165.5	(15.8)	0.42	0.47
Natural Gas Distribution	27.1	11.7	15.4	0.08	0.03
Water Distribution	8.0	9.3	(1.3)	0.02	0.03
Parent and Other Companies [1]	(38.5)	5.1	(43.6)	(0.11)	0.01
Impairment of Offshore Wind Investment	—	(331.0)	331.0	—	(0.95)
Transaction and other charges	—	(6.2)	6.2	—	(0.01)
Reported Earnings	$335.3	$15.4	$319.9	$0.95	$0.04

Six months ended:

(in millions, except EPS)	June 30, 2024	June 30, 2023	Increase/ (Decrease)	2024 EPS	2023 EPS [1]
Electric Transmission	$365.7	$316.1	$49.6	$1.04	$0.90
Electric Distribution	317.9	331.0	(13.1)	0.90	0.95
Natural Gas Distribution	217.6	181.9	35.7	0.61	0.52
Water Distribution	13.4	10.8	2.6	0.04	0.03
Parent and Other Companies [1]	(57.4)	4.5	(61.9)	(0.16)	0.01
Impairment of Offshore Wind Investment	—	(331.0)	331.0	—	(0.95)
Transaction and other charges	—	(6.7)	6.7	—	(0.01)
Reported Earnings	$857.2	$506.6	$350.6	$2.43	$1.45

Eversource Energy has approximately 355 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4.4 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Matthew P. Fallon

(860) 665-6242

Note: Eversource Energy will webcast a conference call with senior management on August 1, 2024, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings discussion includes financial measures that are not recognized under generally accepted accounting principles (non-GAAP) referencing earnings and EPS excluding the impairment charge for the offshore wind investments, a loss on the disposition of land that was initially acquired to construct the Northern Pass Transmission project and was subsequently abandoned, and certain transaction and transition costs. EPS by business is also a non-GAAP financial measure and is calculated by dividing the net income attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy’s assets and liabilities as a whole. Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain results without including these items. This information is among the primary indicators management uses as a basis for evaluating performance and planning and forecasting of future periods. Management believes the impacts of the impairment charge for the offshore wind investments, the loss on the disposition of land associated with an abandoned project, and transaction and transition costs are not indicative of Eversource Energy's ongoing costs and performance. Management views these charges as not directly related to the ongoing operations of the business and therefore not an indicator of baseline operating performance. Due to the nature and significance of the effect of these items on net income attributable to common shareholders and EPS, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy's financial performance and provides additional and useful information to readers of this report in analyzing historical and future performance of the business. These non-GAAP financial measures should not be considered as alternatives to reported net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy's operating performance.

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that may cause our actual results or outcomes to differ materially from those contained in our forward-looking statements, including, but not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; our ability to complete the sale of our offshore wind investments in the South Fork Wind and Revolution Wind projects on the timeline, terms and pricing we expect; if we and the counterparty are unable to satisfy all closing conditions and consummate the purchase and sale transaction with respect to these offshore wind assets; if we are unable to qualify for investment tax credits related to these projects; if we experience variability in the projected construction costs of these offshore wind projects, if there is a deterioration of market conditions in the offshore wind industry; and if the projects do not commence operation as scheduled or within budget or are not completed; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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